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EXHIBIT 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
PAWNMART, INC.

(Pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware)

        PawnMart, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "General Corporation Law"),

        DOES HEREBY CERTIFY:

        FIRST: That the Corporation was originally incorporated in Delaware under the name "Pawnco, Inc." and the date of filing of its original Certificate of Incorporation with the Secretary of State of Delaware was January 13, 1994.

        SECOND: That the Corporation's name was changed to "PCI Capital Corporation" by amendment to its original Certificate of Incorporation filed with the Secretary of State of Delaware on June 14, 1994.

        THIRD: That the Corporation's name was changed to "PawnMart, Inc." by amendment and restatement of its original Certificate of Incorporation filed with the Secretary of State of Delaware on October 30, 1997.

        FOURTH: That the Board of Directors of the Corporation (the "Board of Directors") adopted amendments to the Certificate of Incorporation in the Corporation's First Amended Plan of Reorganization, as modified, as confirmed by the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division, by order entered on or about May 20, 2002, in the case of PawnMart, Inc., Debtor, Case No. 01-44957-BJH-11.

        FIFTH: That the Amended and Restated Certificate of Incorporation of the Corporation is as follows and shall become effective on August 30, 2002 at 11:00 a.m. Eastern Time in accordance with the provisions of Section 103(d) of the Delaware General Corporation Law.

ARTICLE I
NAME

        The name of the Corporation is PawnMart, Inc.

ARTICLE II
REGISTERED OFFICE

        The address of the registered office of the Corporation in the State of Delaware and the County of New Castle is 2711 Centerville Road, Suite 400, City of Wilmington, Delaware 19808 and the name of the registered agent at that address is Corporation Service Company.

ARTICLE III
POWERS/TERM

        The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law. The Corporation is to have perpetual existence.

ARTICLE IV
CAPITAL STOCK

        A.    Classes of Stock.    The total number of shares of stock which the Corporation shall have authority to issue is Twelve Million Five Hundred Thousand (12,500,000) shares of stock, consisting of

Two Million Five Hundred Thousand (2,500,000) shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock") issuable in series ("Series"), and Ten Million (10,000,000) shares of Common Stock, par value $0.01 per share (the "Common Stock"). Of the Preferred Stock, One Million Two Hundred Fifty Thousand (1,250,000) shares shall be designated and known as Series A Preferred Stock (the "Series A Preferred Stock") and Five Hundred Thousand Fifty (500,050) shares shall be designated and known as Series B Preferred Stock (the "Series B Preferred Stock").

        B.    Additional Series of Preferred Stock.    The remaining shares of Preferred Stock may be issued from time to time in one or more Series. The Board of Directors is expressly authorized to provide for the issue of all or any of the remaining unissued and undesignated shares of the Preferred Stock in one or more Series, and to fix the number of shares and to determine or alter for each such Series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares (a "Preferred Stock Designation") and as may be permitted by the General Corporation Law of the State of Delaware. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such Series then outstanding) the number of shares of any Series other than the Series A Preferred Stock or B Preferred Stock subsequent to the issue of shares of that Series. In case the number of shares of any such Series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such Series.

        C.    Series A Preferred Stock and Series B Preferred Stock.    The preferences, rights and voting powers (and the qualifications, limitations, or restrictions thereof) of the Series A Preferred Stock and the Series B Preferred Stock are as follows:

          1.    Dividends.

            (a)    Definitions.    For purposes of this Section 1, the following definitions apply:

              (i)    "Dividend Payment Date" means March 31, June 30, September 30 and December 31 of each year, beginning September 30, 2002.

              (ii)  "Dividend Period" means (a) the period beginning on the Issue Date and ending on the first Dividend Payment Date and (b) each quarterly period between Dividend Payment Dates.

              (iii) "Dividend Rate" means five percent (5%) per annum.

              (iv)  "Issue Date" means August 30, 2002.

              (v)  "Record Date" means, with respect to the dividend payable on March 31, June 30, September 30 and December 31, respectively, of each year, the preceding March 15, June 15, September 15 and December 15, or such other record date designated by the Board of Directors of the Corporation with respect to the dividend payable on such respective Dividend Payment Date.

            (b)    Series A Preferred Stock.

              (i)    Subject to the prior preferences and other rights of any stock ranking senior to the Series A Preferred Stock, the holders of Series A Preferred Stock shall be entitled to receive, out of funds legally available for that purpose, cash dividends at the rate provided in this Section 1(b), and no more. Such dividends shall be cumulative from August 30, 2002 and shall be payable in arrears, when, as and if declared by the Board of Directors, on each Dividend Payment Date, provided that if any such payment date is not a business day then such dividend shall be payable on the next business day. The dividends per share of Series A Preferred Stock for any full quarterly period shall be computed by multiplying the Dividend Rate for such Dividend Period by $5.00 (as such dollar amount is adjusted for stock splits, combinations, reclassifications and the like with respect to the Series A Preferred Stock) and dividing the result by four. Dividends payable for any period less than a full quarterly Dividend Period shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed for any period less than one month.

              (ii)  Dividends shall be paid to the holders of record of the Series A Preferred Stock as their names appear on the share register of the Corporation on the corresponding Record Date. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not exceeding fifty (50) days preceding the payment date thereof, as may be fixed by the Board of Directors.

              (iii) If full cash dividends are not paid or made available to the holders of all outstanding shares of Series A Preferred Stock and any stock ranking pari passu to the Series A Preferred Stock, and funds available shall be insufficient to permit payment in full in cash to all such holders of the preferential amounts to which they are then entitled, the entire amount available for payment of cash dividends shall be distributed among the holders of the Series A Preferred Stock and any holders of stock ranking pari passu to the Series A Preferred Stock ratably in proportion to the full amount to which they would otherwise be respectively entitled.

              (iv)  If, on any Dividend Payment Date, the holders of the Series A Preferred Stock shall not have received the full dividends provided for in the other provisions of this Section 1, then such dividends shall cumulate, whether or not earned or declared, with additional dividends thereon for each succeeding full Dividend Period during which such dividends shall remain unpaid. Unpaid dividends for any period less than a full Dividend Period shall cumulate on a day-to-day basis and shall be computed on the basis of a 360-day year.

              (v)  So long as any shares of Series A Preferred Stock shall be outstanding, the Corporation shall not (i) declare or pay any dividend or make any distribution on any stock ranking junior to the Series A Preferred Stock, whether in cash, property or otherwise, or (ii) purchase or redeem, or permit any subsidiary to purchase or redeem, any stock ranking junior to the Series A Preferred Stock, or pay or make available any monies for a sinking fund for the purchase or redemption of any stock ranking junior to the Series A Preferred Stock, unless all dividends to which the holders of Series A Preferred Stock shall have been entitled for all previous Dividend Periods shall have been paid or declared and a sum of money sufficient for the payment thereof set apart.

              (vi)  No right shall accrue to holders of Series A Preferred Stock by reason of the fact that dividends on said shares are not declared in any prior year, nor shall any undeclared or unpaid dividend bear or accrue any interest.

            (c)    Series B Preferred Stock.

              (i)    Subject to the prior preferences and other rights of any stock ranking senior to the Series B Preferred Stock, the holders of Series B Preferred Stock shall be entitled to receive, out of funds legally available for that purpose, cash dividends at the rate provided in this Section 1(c), and no more. Such dividends shall be cumulative from August 30, 2002 and shall be payable in arrears, when, as and if declared by the Board of Directors, on each Dividend Payment Date, provided that if any such payment date is not a business day then such dividend shall be payable on the next business day. The dividends per share of Series B Preferred Stock for any full quarterly period shall be computed by multiplying the Dividend Rate for such Dividend Period by $5.00 (as such dollar amount is adjusted for stock splits, combinations, reclassifications and the like with respect to the Series B Preferred Stock) and dividing the result by four. Dividends payable for any period less than a full quarterly Dividend Period shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed for any period less than one month.

              (ii)  Dividends shall be paid to the holders of record of the Series B Preferred Stock as their names appear on the share register of the Corporation on the corresponding Record Date. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not exceeding fifty (50) days preceding the payment date thereof, as may be fixed by the Board of Directors.

              (iii) If full cash dividends are not paid or made available to the holders of all outstanding shares of Series B Preferred Stock and any stock ranking pari passu to the Series B Preferred Stock, and funds available shall be insufficient to permit payment in full in cash to all such holders of the preferential amounts to which they are then entitled, the entire amount available for payment of cash dividends shall be distributed among the holders of the Series B Preferred Stock and any holders of stock ranking pari passu to the Series B Preferred Stock ratably in proportion to the full amount to which they would otherwise be respectively entitled.

              (iv)  If, on any Dividend Payment Date, the holders of the Series B Preferred Stock shall not have received the full dividends provided for in the other provisions of this Section 1, then such dividends shall cumulate, whether or not earned or declared, with additional dividends thereon for each succeeding full Dividend Period during which such dividends shall remain unpaid. Unpaid dividends for any period less than a full Dividend Period shall cumulate on a day-to-day basis and shall be computed on the basis of a 360-day year.

              (v)  So long as any shares of Series B Preferred Stock shall be outstanding, the Corporation shall not (i) declare or pay any dividend or make any distribution on any stock ranking junior to the Series B Preferred Stock, whether in cash, property or otherwise, or (ii) purchase or redeem, or permit any subsidiary to purchase or redeem, any stock ranking junior to the Series B Preferred Stock, or pay or make available any monies for a sinking fund for the purchase or redemption of any stock ranking junior to the Series B Preferred Stock, unless all dividends to which the holders of Series B Preferred Stock shall have been entitled for all previous Dividend Periods shall have been paid or declared and a sum of money sufficient for the payment thereof set apart.

              (vi)  No right shall accrue to holders of Series B Preferred Stock by reason of the fact that dividends on said shares are not declared in any prior year, nor shall any undeclared or unpaid dividend bear or accrue any interest.

              (vii) The Series B Preferred Stock shall rank junior to the Series A Preferred Stock as to Dividends.

          2.    Redemption by the Corporation.

            (a)    Definitions.    For purposes of this Section 2, the following definitions apply:

              (i)    "Redemption Agent" shall have the meaning set forth in Section 2(d)(ii).

              (ii)  "Redemption Date" means the date fixed for redemption of the Preferred Stock pursuant to this Section 2 or, if the Corporation shall default in the payment of the Redemption Price on such date, the date the Corporation actually makes such payment.

              (iii) "Redemption Notice" shall have the meaning set forth in Section 2(d)(i).

              (iv)  "Redemption Price" means the price to be paid upon redemption of the Preferred Stock, as determined in accordance with this Section 2.

            (b)    Series A Preferred Stock.    The Corporation shall not be required or have the right to redeem the Series A Preferred Stock in whole or in part prior to April 30, 2005. The Corporation shall be required to redeem, from any source of funds legally available therefor, 100,000 shares of Series A Preferred Stock (or such lesser number of shares as shall then be outstanding) on April 30, 2005 and on each anniversary date thereof until April 30, 2010, when the Corporation shall redeem, from any source of funds legally available therefor, the balance of the Series A Preferred Stock outstanding. The Redemption Price for Series A Preferred Stock is payable in cash at an amount per share equal to $5.00 (as adjusted for stock splits, combinations, reclassifications, and the like with respect to such Series A Preferred Stock) plus all accumulated but unpaid dividends on such shares on the Redemption Date. In the event of a redemption of less than all of the shares of Series A Preferred Stock, the redemption shall be made on a pro rata basis among the holders of Series A Preferred Stock in proportion to the Series A Preferred Stock held by them.

            (c)    Series B Preferred Stock.    The Corporation shall not be required or have the right to redeem the Series B Preferred Stock in whole or in part prior to April 30, 2009. After April 30, 2009 the Corporation shall have the right, but not the obligation, to redeem, from any source of funds legally available therefor, the Series B Preferred Stock at any time in whole or from time to time in part, at the option of the Corporation. The Redemption Price for Series B Preferred Stock is payable in cash at an amount per share equal to $5.00 (as adjusted for stock splits, combinations, reclassifications, and the like with respect to such Series B Preferred Stock) plus all accumulated but unpaid dividends on such shares on the Redemption Date. In the event of a redemption of less than all of the shares of Series B Preferred Stock, the redemption shall be made on a pro rata basis among the holders of Series B Preferred Stock in proportion to the Series B Preferred Stock held by them. The Corporation shall not redeem any shares of Series B Preferred Stock on a Redemption Date unless all the shares of Series A Preferred Stock required to be redeemed by the Corporation on such Redemption Date are first redeemed.

            (d)    Method of Redemption.

              (i)    A redemption notice ("Redemption Notice") shall be sent by or on behalf of the Corporation, by first class mail, postage prepaid, to the holders of record of the shares to be redeemed at their respective addresses as they shall appear on the records of the Corporation, not less than thirty (30) days nor more than sixty (60) days prior to the Redemption Date (i) notifying such holders of the redemption and of the date of redemption, (ii) stating the place or places at which the shares called for redemption shall, upon presentation and surrender of the certificates evidencing such shares, be redeemed, and the Redemption Price therefor, and (iii) stating the name and address of the Redemption Agent (as defined below), and the name and address of the Corporation's transfer agent for the shares to be redeemed. The Corporation may act as the transfer agent for the shares to be redeemed.

              (ii)  The Corporation shall appoint as its redemption agent (the "Redemption Agent") for such purpose a bank or trust company in good standing, organized under the laws of the United States of America or any jurisdiction thereof, and having capital, surplus and undivided profits aggregating at least Twenty Million Dollars ($20,000,000), and may appoint any one or more additional such agents which shall in each case be a bank or trust company in good standing organized under the laws of the United States of America or of any jurisdiction thereof, and having capital, surplus and undivided profits aggregating at least Twenty Million Dollars ($20,000,000). Following such appointment and prior to any redemption, the Corporation shall deliver to the Redemption Agent irrevocable written instructions authorizing the Redemption Agent, on behalf and at the expense of the Corporation, to cause such notice of redemption to be duly mailed as herein provided as soon as practicable after receipt of such irrevocable instructions and in accordance with the above provisions. All funds necessary for the redemption shall be deposited with the Redemption Agent in trust at least two (2) business days prior to the Redemption Date, for the pro rata benefit of the holders of the shares so called for redemption, so as to be and continue to be available therefor. Neither failure to mail any such notice to one or more such holders nor any defect in any notice shall affect the sufficiency of the proceedings for redemption as to other holders.

              (iii) If a Redemption Notice shall have been given as hereinbefore provided, and the Corporation shall not default in the payment of the Redemption Price, then each holder of shares called for redemption shall be entitled to all preferences and relative and other rights accorded by this Amended and Restated Certificate of Incorporation until and including the Redemption Date. From and after the Redemption Date the shares called for redemption shall no longer be deemed to be outstanding, and all rights of the holders of such shares shall cease and terminate, except the right of the holders of such shares, upon surrender of certificates therefor, to receive amounts to be paid hereunder, without interest.

              (iv)  The deposit of monies in trust with the Redemption Agent shall be irrevocable except that the Corporation shall be entitled to receive from the Redemption Agent the interest or other earnings, if any, earned on any monies so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings, and any balance of monies so deposited by the Corporation and unclaimed by the holders of the shares to be redeemed entitled thereto at the expiration of two (2) years from the Redemption Date shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation as a general creditor for such payment, without interest.

          3.    Conversion.    The holders of the Series A Preferred Stock shall have no conversion rights. Subject to the terms and conditions of this Section 3, the holders of the Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

            (a)    Right to Convert.    Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, and on or before April 30, 2009, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $5.00 by the Series B Conversion Price then in effect. The Series B Conversion Price shall initially be $1.4535 and shall be adjusted as hereinafter provided.

            (b)    Mechanics of Conversion.    In order for a holder of Series B Preferred Stock to exercise its conversion right, such holder shall surrender the certificate or certificates representing such shares of Series B Preferred Stock at the office of the Corporation's transfer agent, together with written notice that such holder elects to convert all or any number of the shares of the Series B Preferred Stock represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent is referred to herein as the "Notice Date." The Corporation shall, as soon as practicable after the Notice Date, issue and deliver to such holder, or to its nominee, at such holder's address as shown in the records of the Corporation, a certificate or certificates for the number of whole shares of Common Stock issuable upon such conversion in accordance with the provisions hereof, together with cash in lieu of fractional shares. If less than all of the shares of Series B Preferred Stock represented by a stock certificate are converted into shares of Common Stock, the Corporation shall issue a new stock certificate in the amount of the shares not so converted.

            (c)    Surrendered Shares of Series B Preferred Stock.    All shares of Series B Preferred Stock which shall have been surrendered for conversion shall no longer be deemed to be outstanding, and all rights with respect to such shares shall immediately cease and terminate on the Notice Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor. The Corporation shall not be obligated to pay any dividends which shall have been declared and shall be payable to holders of shares of Series B Preferred Stock on a Dividend Payment Date if such Dividend Payment Date is subsequent to the Notice Date. On the Notice Date, the shares of Common Stock issuable upon such conversion shall be deemed to be outstanding, and the holder thereof shall be entitled to exercise and enjoy all rights with respect to such shares of Common Stock.

            (d)    Adjustments to Series B Conversion Price for Certain Diluting Issues.

              (i)    Definitions.    For purposes of this Section 3(d), the following definitions apply:

                (1)  "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Section 3(d)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

                  (A)  to officers, directors or employees of, or consultants to, the Corporation, pursuant to stock option, stock purchase plans or warrants, or agreements on terms approved by the Board of Directors of the Corporation (but not in excess of 1,000,000 shares of Common Stock);

                  (B)  upon conversion of the Series B Preferred Stock outstanding on the date hereof;

                  (C)  solely in consideration for the acquisition (whether by merger or otherwise) by the Corporation of all or substantially all of the capital stock or assets of any other corporation or entity, or in connection with a strategic transaction, an equipment financing, bank credit arrangements or other lending or leasing arrangement entered into for primarily non-equity financing purposes; provided, however, the issuance of such securities is approved by the Board of Directors of the Corporation;

                  (D)  to holders of Series B Preferred Stock pursuant to a rights offering in which all holders of Series B Preferred Stock are offered on a pro rata basis such Common Stock or Convertible Securities;

                  (E)  upon exercise or conversion of outstanding options or warrants, respectively; or

                  (F)  pursuant to stock splits, stock dividends, recapitalization or the like for which adjustment of the Series B Conversion Price is made pursuant to Sections 3(d)(vi) or (vii).

                (2)  "Convertible Securities" shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

                (3)  "Options" shall mean rights, options, or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                (4)  "Original Issue Date" shall mean the date of the initial issuance of shares of Series B Preferred Stock.

              (ii)    No Adjustment of Series B Conversion Price.    Any provision herein to the contrary notwithstanding, no adjustment in the Series B Conversion Price shall be made in respect of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section 3(d)(v)) for the Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Series B Conversion Price in effect on the date of and immediately prior to such issue.

              (iii)    Deemed Issue of Additional Shares of Common Stock.    In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                (1)  no further adjustments in the Series B Conversion Price shall be made upon the subsequent issue of such Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                (2)  if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or decrease or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series B Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Series B Conversion Price shall effect Common Stock previously issued upon conversion of the Series B Preferred Stock);

                (3)  if such Options or Convertible Securities expire, the Series B Conversion Price shall forthwith be readjusted to the Series B Conversion Price as would have been obtained had the adjustment made upon the issuance of such Options or Convertible Securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such Options or the conversion, exchange or exercise of any such Convertible Securities, taking into account any adjustments to the Series B Conversion Price made after such issuances; and

                (4)  no readjustment pursuant to clause (2) or (3) above shall have the effect of increasing the Series B Conversion Price to an amount which exceeds the lower of (a) the Series B Conversion Price on the original adjustment date, or (b) the Series B Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

              (iv)    Adjustment of Series B Conversion Price Upon Issuance of Additional Shares of Common Stock.    In the event the Corporation, at any time after the Original Issue Date, shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 3(d)(iii)) without consideration or for a consideration per share less than the Series B Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the Series B Conversion Price shall be reduced, concurrently with such issue, to a price determined by multiplying such Series B Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding or deemed outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued (or deemed issued) would purchase at such Series B Conversion Price in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding or deemed outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued (or deemed issued). For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all shares of Series B Preferred Stock and all Convertible Securities had been fully converted into shares of Common Stock and any outstanding vested "in the money" Options had been fully exercised (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date.

              (v)    Determination of Consideration.    For purposes of this Section 3(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                (1)    Cash and Property.    Such consideration shall:

                  (A)  insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                  (B)  insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

                  (C)  in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors of the Corporation.

                (2)    Options and Convertible Securities.    The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 3(d), relating to Options and Convertible Securities, shall be determined by dividing:

                  (A)  the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by;

                  (B)  the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

                (vi)    Adjustments to Series B Conversion Prices for Stock Dividends and for Combinations or Subdivisions of Common Stock.    In the event that the Corporation at any time or from time to time after the Original Issue Date shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Series B Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that the Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

                (vii)    Adjustments for Reclassification and Reorganization.    If the Common Stock issuable upon conversion of the Series B Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a combination or subdivision of shares provided for in Section 3(d)(vi)), the Series B Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series B Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series B Preferred Stock immediately before that change.

            (e)    Notices of Record Date.    In the event that the Corporation shall propose at any time: (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iii) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of Series B Preferred Stock:

              (i)    at least twenty (20) days' prior written notice of the date on which a record shall be taken for such dividend or distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (ii) or (iii) above; and

              (ii)  in the case of the matters referred to in (ii) and (iii) above, at least twenty (20) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

            (f)    No Impairment.    The Corporation will not, by amendment of this Amended and Restated Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of Section 3(d) and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock against impairment.

            (g)    Certificates as to Adjustments.    Upon the occurrence of each adjustment or readjustment of the Series B Conversion Price pursuant to Section 3(d), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred Stock a certificate executed by the Corporation's President or Chief Executive Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series B Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series B Preferred Stock.

            (h)    Reservation of Stock Issuable Upon Conversion.    The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Amended and Restated Certificate of Incorporation.

            (i)    Fractional Shares.    No fractional share shall be issued upon the conversion of any share or shares of Series B Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

            (j)    Notices.    Any notice required by the provisions of this Section 3 to be given to the holders of shares of Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

        4.    Liquidation Preference.

          (a)  In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (a "Liquidation Event"), the assets of the Corporation available for distribution shall be distributed in the following order of preference:

            (i)    to the holders of Series A Preferred Stock, an amount per share equal to the Series A Liquidation Preference Payment (as defined below);

            (ii)  if the full payment of the amount in Section 4(a)(i) has been made, then to the holders of Series B Preferred Stock, an amount per share equal to the Series B Liquidation Preference Payment (as defined below); and

            (iii) if the full payment of the amount in Section 4(a)(i) and (a)(ii) has been made, then to the holders of Common Stock, pro rata based on the number of shares of Common Stock held by each.

          (b)  The Series A Liquidation Preference Payment shall be an amount per share of Series A Preferred Stock equal to (i) $5.00 for each outstanding share of Series A Preferred Stock (as such dollar amount is adjusted for stock splits, combinations, reclassifications and the like with respect to the Series A Preferred Stock) and (ii) an amount equal to all accumulated but unpaid dividends on the Series A Preferred Stock.

          (c)  The Series B Liquidation Preference Payment shall be an amount per share of Series B Preferred Stock equal to (i) $5.00 for each outstanding share of Series B Preferred Stock (as such dollar amount is adjusted for stock splits, combinations, reclassifications and the like with respect to the Series B Preferred Stock) and (ii) an amount equal to all accumulated but unpaid dividends on the Series B Preferred Stock.

          (d)  If upon the occurrence of a Liquidation Event, the assets and funds to be distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of all of the amount under Section 4(a)(i), then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock, in proportion to the preferential amount each such holder is otherwise entitled to receive. If upon the occurrence of a Liquidation Event, after the holders of Series A Preferred Stock shall have been paid in full any amounts to which they shall be entitled under Section 4(a)(i), the assets and funds to be distributed among the holders of the Series B Preferred

  Stock shall be insufficient to permit the payment to such holders of the full amounts under Section 4(a)(ii), then the entire assets and funds of the Corporation legally available for distribution to the holders of Series B Preferred Stock shall be distributed ratably among the holders of the Series B Preferred Stock, in proportion to the preferential amount each such holder is otherwise entitled to receive.

          (e)  Shares of Series B Preferred Stock shall not be entitled to be converted into shares of Common Stock in order to participate in any distribution, or series of distributions, as shares of Common Stock, without first foregoing participation in the distribution, or series of distributions, payable to holders of shares of Series B Preferred Stock.

          (f)    Neither the merger or consolidation of the Corporation with or into any other corporation, nor the merger or consolidation of any other corporation with or into the Corporation, nor the sale, transfer or lease of all or any portion of the assets of the Corporation shall be deemed a Liquidation Event for purposes of this Section 4.

        5.    Voting Rights.

          (a)    Series A Preferred Stock.    The holders of Series A Preferred Stock shall have no voting rights except as required by law.

          (b)    Series B Preferred Stock.

            (i)    Except as specifically provided otherwise herein, the holders of shares of Series B Preferred Stock shall be entitled to vote upon all matters upon which holders of the Common Stock have the right to vote, and shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which such shares of Series B Preferred Stock could be converted pursuant to the provisions of Section 3 at the record date for the determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of capital stock having general voting powers and not separately as a class. Fractional votes will not be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series B Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half or greater fractional share being rounded upward).

            (ii)  The Board of Directors shall consist of seven (7) members. The holders of a plurality of the shares of Series B Preferred Stock, voting as a class and without cumulative voting as to any person nominated for a Board position, shall be entitled to elect four (4) members of the Board of Directors at each meeting or pursuant to each consent of the stockholders of the Corporation for the election of directors. The holders of a plurality of the shares of Common Stock, voting as a class and without cumulative voting as to any person nominated for a Board position, shall be entitled to elect three (3) members of the Board of Directors at each meeting or pursuant to each consent of the stockholders of the Corporation for the election of directors.

            (iii) In the case of any vacancy in the office of a director occurring among the directors elected by the holders of the Series B Preferred Stock or Common Stock pursuant to Section 5(b)(ii), the remaining director or directors so elected by the holders of the Series B Preferred Stock or Common Stock may, by affirmative vote of a majority thereof (or the remaining director so elected if there is but one, or if there is no such director remaining, by the affirmative vote of the holders of a majority of the outstanding shares of that class) elect a successor or successors to hold the office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of the Series B Preferred Stock or Common Stock, or any director so elected as provided in the preceding sentence hereof, may be removed during the aforesaid term of office, whether with or without cause, only by the affirmative vote of the holders of a majority of the Series B Preferred Stock or Common Stock, as the case may be.

            (iv)  In all cases where the holders of shares of Series B Preferred Stock have the right to vote separately as a class, such holders shall be entitled to one vote for each such share held by them respectively.

        6.    Covenants.

          (a)  So long as any of the shares of Series A Preferred Stock shall be outstanding, the Corporation shall not, without first obtaining the approval of (by vote or written consent) the holders of a majority of the then outstanding shares of Series A Preferred Stock:

            (i)    Create or authorize the creation of any additional class or series of shares of stock if the same ranks senior or pari passu to the Series A Preferred Stock as to dividend rights, redemption rights or the distribution of assets on the liquidation, dissolution or winding up of the Corporation, or create or authorize any obligation or security convertible into shares of any class or series of stock if the same ranks senior or pari passu to the Series A Preferred Stock as to dividend rights, redemption rights or the distribution of assets on the liquidation, dissolution or winding up of the Corporation, or increase the rights or preferences of any class or series of shares of stock so as to make the same senior or pari passu to the Series A Preferred Stock with respect to dividend rights, redemption rights or the distributions of assets on the liquidation, dissolution or winding up of the Corporation,

            (ii)  Increase or decrease the number of authorized shares of Series A Preferred Stock (other than by redemption), or

            (iii) Amend the Certificate of Incorporation or Bylaws in any manner that would adversely affect any of the rights, preferences, privileges or restrictions of the Series A Preferred Stock.

          (b)  So long as any of the shares of Series B Preferred Stock shall be outstanding, the Corporation shall not, without first obtaining the approval of (by vote or written consent) the holders of a majority of the then outstanding shares of Series B Preferred Stock:

            (i)    Create or authorize the creation of any additional class or series of shares of stock if the same ranks senior or pari passu to the Series B Preferred Stock as to dividend rights, redemption rights or the distribution of assets on the liquidation, dissolution or winding up of the Corporation, or create or authorize any obligation or security convertible into shares of any class or series of stock if the same ranks senior or pari passu to the Series B Preferred Stock as to dividend rights, redemption rights or the distribution of assets on the liquidation, dissolution or winding up of the Corporation, or increase the rights or preferences of any class or series of shares of stock so as to make the same senior or pari passu to the Series B Preferred Stock with respect to dividend rights, redemption rights or the distributions of assets on the liquidation, dissolution or winding up of the Corporation,

            (ii)  Increase or decrease the number of authorized shares of Series B Preferred Stock, or

            (iii) Amend the Certificate of Incorporation or Bylaws in any manner that adversely affect any of the rights, preferences, privileges or restrictions of the Series B Preferred Stock.

        D.    Common Stock.    The holders of Common Stock shall have the following rights and preferences, subject to the rights and preferences of holders of Series A Preferred Stock and Series B Preferred Stock. All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Series A Preferred Stock and Series B Preferred Stock.

          (a)  Except as otherwise required by law or this Amended and Restated Certificate of Incorporation (in particular, Section 5(b)(ii) regarding election of directors), each holder of Common Stock shall have one vote in respect of each share of stock held by such stockholder of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation. There shall be no cumulative voting. Notwithstanding anything to the contrary contained herein, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding and any additional shares needed to satisfy any then outstanding options, rights to acquire shares or conversion rights under then outstanding securities) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

          (b)  Subject to the preferential rights of the holders of Series A Preferred Stock and Series B Preferred Stock, holders of Common Stock shall be entitled to receive such dividends, payable in cash or otherwise, as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation that are legally available therefor; provided further, that no dividend shall be declared or paid on Common Stock if accrued dividends on the Series A Preferred Stock or Series B Preferred Stock, as the case may be, have not been paid or the Corporation has not fully complied with the redemption provisions herein relating to the Series A Preferred Stock.

        E.    Registered Owner.    The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

ARTICLE V
STOCKHOLDER MEETINGS

        Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

ARTICLE VI
LIMITATION OF DIRECTORS' LIABILITY

        A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal. If the General Corporation Law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

ARTICLE VII
INDEMNIFICATION

        A.    Right to Indemnification.    The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a "Covered Person") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he is or was or has agreed to become, or a person for whom he is the legal representative, is or was or has agreed to become a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in this Article VII, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized by the Board of Directors of the Corporation. The rights to indemnification provided herein shall continue with respect to a Covered Person notwithstanding that such Covered Person ceases to be a director, officer or other employee or agent of the Corporation.

        B.    Prepayment of Expenses.    The Corporation shall pay the expenses (including attorneys' fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VII or otherwise.

        C.    Claims.    If a claim for indemnification or advancement of expenses under this Article VII is not paid in full within thirty (30) days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

        D.    Nonexclusivity of Rights.    The rights conferred on any Covered Person by this Article VII shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of the certificate of incorporation, the bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those provided herein.

        E.    Other Sources.    The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against and incurred by such person in any such capacity, or arising out of such person's status as such.

        F.    Amendment or Repeal.    Any repeal or modification of the foregoing provisions of Article VI and this Article VII shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

        G.    Other Indemnification and Prepayment of Expenses.    This Article VII shall not limit the right to the Corporation to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

ARTICLE VIII
AMENDMENT OF BYLAWS

        In furtherance of and not in limitation of powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, repeal, alter, amend and rescind the bylaws of the Corporation, subject to Article IV.C.6.

ARTICLE IX
AMENDMENT OF CERTIFICATE OF INCORPORATION

        Subject to Article IV.C.6., the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Amended and Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

        IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed by the Chief Executive Officer of the Corporation this 29th day of August, 2002.

By:	/s/ ROBERT W. SCHLEIZER Robert W. Schleizer Executive Vice President and Chief Financial Officer

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  EXHIBIT 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF PAWNMART, INC.
ARTICLE I NAME
ARTICLE II REGISTERED OFFICE
ARTICLE III POWERS/TERM
ARTICLE IV CAPITAL STOCK
ARTICLE V STOCKHOLDER MEETINGS
ARTICLE VI LIMITATION OF DIRECTORS' LIABILITY
ARTICLE VII INDEMNIFICATION
ARTICLE VIII AMENDMENT OF BYLAWS
ARTICLE IX AMENDMENT OF CERTIFICATE OF INCORPORATION